Exhibit 10.2

Summary of the agreement among Chicago Mercantile Exchange Inc. and Terrence A. Duffy, effective as of June 6, 2007

On June 6, 2007, in recognition of the services that Terrence A. Duffy provides as the Executive Chairman of Chicago Mercantile Exchange Holdings Inc., which is now named CME Group (the “Company”), the Compensation Committee of the Board of Directors of the Company authorized management, subject to annual review by the Committee, to self-insure the supplemental life and long-term disability coverage amounts necessary to provide Mr. Duffy with the same level of life and long-term disability coverage generally provided to employees of Chicago Mercantile Exchange Inc. under the Company’s group life and long-term disability policies. The Committee also authorized the Company to gross up the self-insured supplemental life insurance amount to account for any taxes on such amount owed by Mr. Duffy’s beneficiaries. Pursuant to this agreement, Mr. Duffy would be entitled to disability insurance benefits based on two-thirds of base pay and life insurance benefits based on three times base pay.